Exhibit 99.1

B&G Foods Announces Second Quarter 2008 Financial Results

Parsippany, N.J., July 28, 2008—B&G Foods, Inc. (NYSE: BGS, BGF), a manufacturer and distributor of high-quality, shelf-stable foods, today announced financial results for the thirteen weeks ended June 28, 2008 (second quarter of 2008) and the twenty-six weeks ended June 28, 2008 (first two quarters of 2008).

Financial Results for the Second Quarter of 2008

Net sales for the second quarter of 2008 increased 0.8% to $119.2 million from $118.2 million for the thirteen weeks ended June 30, 2007 (second quarter of 2007).  The increase in net sales of $1.0 million was due to an increase in unit volume.

Gross profit for the second quarter of 2008 decreased 10.1% to $33.6 million from $37.3 million in the second quarter of 2007.  Gross profit expressed as a percentage of net sales decreased 3.4% to 28.2% for the second quarter of 2008 from 31.6% in the second quarter of 2007.  The decrease in gross profit expressed as a percentage of net sales was primarily attributable to increased spending on trade promotions and increased costs for wheat, maple syrup, corn, packaging, transportation and sweeteners.  Operating income decreased 13.7% to $18.6 million for the second quarter of 2008 from $21.5 million in the second quarter of 2007.

Net income was $3.5 million for the second quarter of 2008 compared to $3.7 million for the second quarter of 2007.  Earnings per share of Class A common stock was $0.10 for the second quarter of 2008.  During the second quarter of 2007, B&G Foods had two classes of common stock outstanding and computed earnings per share under the two class method.  As a result, it is not meaningful to compare earnings per share for the second quarter of 2008 or the first two quarters of 2008 to the second quarter of 2007 or the first two quarters of 2007.  For the second quarter of 2008, EBITDA (see “About Non-GAAP Financial Measures” below) decreased 10.0% to $22.4 million from $25.0 million for the second quarter of 2007.

David L. Wenner, Chief Executive Officer of B&G Foods, stated, “The second quarter was a very challenging quarter for our company with cost increasing, particularly in maple syrup, more quickly than we could raise pricing to compensate.  We believe that cost, while still higher, will be more predictable in the second half of fiscal 2008 and that our pricing actions will be better able to offset cost increases going forward.”

Financial Results for the First Two Quarters of 2008

Net sales for the first two quarters of 2008 increased 6.1% to $235.5 million from $221.9 million in the comparable period of fiscal 2007.  Excluding the impact of the Cream of Wheat acquisition and the termination of a temporary co-packing arrangement, net sales increased $4.5 million or 2.0% due to increases in sales price and unit volume.  The Cream of Wheat acquisition, which was completed in late February 2007, accounted for $9.9 million of the net sales increase offset by a decrease in net sales of $0.8 million relating to the termination of the temporary co-packing arrangement.

Gross profit for the first two quarters of 2008 decreased 2.2% to $68.5 million from $70.0 million in the comparable period of last year.  Gross profit expressed as a percentage of net sales decreased 2.4% to 29.1% in the first two quarters of 2008 from 31.5% in the comparable period of fiscal 2007.  The decrease in gross profit expressed as a percentage of net sales was primarily attributable to increased spending on trade promotions and increased costs for wheat, maple syrup, corn, packaging, transportation and sweeteners.  Operating income decreased 4.9% to $38.3 million during the first two quarters of 2008, compared to $40.2 million in the comparable period of fiscal 2007.

Net income was $7.9 million for the first two quarters of 2008 compared to $7.8 million for the comparable period of fiscal 2007.  For the first two quarters of 2008, earnings per share of Class A common stock was $0.22.  For the first two quarters of 2008, EBITDA decreased 0.6% to $45.8 million from $46.1 million for the first two quarters of 2007.

Conference Call

B&G Foods will hold a webcast and conference call at 4:30 p.m. ET today, July 28, 2008.  The call will be webcast live over the Internet from the Investor Relations section of B&G Foods’ website at www.bgfoods.com under “Investor Relations—Company Overview.”  Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.  The call can also be accessed live over the phone by dialing (888) 599-4858 or for international callers by dialing (913) 312-1432.

A replay of the call will be available one hour after the call and can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers.  The password is 4445017.  The replay will be available from July 28, 2008 through August 4, 2008.

About Non-GAAP Financial Measures

EBITDA (net income before net interest expense, income taxes, depreciation and amortization) is a “non-GAAP (Generally Accepted Accounting Principles) financial measure.”  A non-GAAP financial measure is defined as a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations and cash flows.

Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures. A reconciliation of EBITDA with net income and net cash provided by operating activities is included below for the second quarter and first two quarters of 2008 and the second quarter and first two quarters of 2007, along with the components of EBITDA.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diverse portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico.  B&G Foods’ products include hot cereals, fruit spreads, canned meats and beans, spices, seasonings, marinades, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles, peppers and other specialty food products.  B&G Foods competes in the retail grocery, food service, specialty, private label, club and mass merchandiser channels of distribution.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Cream of Rice, Cream of Wheat, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, Sa-són, Trappey’s, Underwood, Vermont Maid and Wright’s.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for fiscal 2007 filed on March 6, 2008.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations: ICR, Inc. Don Duffy 866-211-8151	Media Relations: ICR, Inc. John Flanagan 203-682-8222

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

(Unaudited)

	June 28, 2008	December 29, 2007
Assets

Current assets:
Cash and cash equivalents	$24,086	$36,606
Trade accounts receivable, net	37,569	42,362
Inventories	99,283	93,181
Prepaid expenses	2,894	3,556
Income tax receivable	301	569
Deferred income taxes	648	648
Total current assets	164,781	176,922

Property, plant and equipment, net of accumulated depreciation of $59,954 and $55,679	54,369	49,658
Goodwill	253,353	253,353
Trademarks	227,220	227,220
Customer relationship intangibles, net	119,543	122,768
Net deferred debt issuance costs and other assets	15,670	17,669
Total assets	$834,936	$847,590

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$27,817	$32,126
Accrued expenses	16,363	21,894
Dividends payable	7,801	7,797
Total current liabilities	51,981	61,817

Long-term debt	535,800	535,800
Other liabilities	6,274	6,376
Deferred income taxes	73,205	68,962
Total liabilities	667,260	672,955

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Class A common stock, $0.01 par value per share. Authorized 100,000,000 shares; 36,796,988 and 36,778,988 shares issued and outstanding as of June 28, 2008 and December 29, 2007	368	368
Class B common stock, $0.01 par value per share. Authorized 25,000,000 shares; no shares issued or outstanding	—	—
Additional paid-in capital	186,957	202,197
Accumulated other comprehensive loss	(3,376)	(3,718)
Accumulated deficit	(16,273)	(24,212)
Total stockholders’ equity	167,676	174,635
Total liabilities and stockholders’ equity	$834,936	$847,590

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007

Net sales	$119,184	$118,204	$235,526	$221,949
Cost of goods sold	85,626	80,881	167,038	151,943
Gross profit	33,558	37,323	68,488	70,006

Operating expenses:
Sales, marketing and distribution expenses	11,461	12,566	23,750	24,070
General and administrative expenses	1,882	1,598	3,240	3,428
Amortization expense—customer relationships	1,612	1,613	3,225	2,276
Operating income	18,603	21,546	38,273	40,232

Other expenses:
Interest expense, net	12,908	15,529	25,479	27,654
Income before income tax expense	5,695	6,017	12,794	12,578
Income tax expense	2,165	2,280	4,855	4,767
Net income	$3,530	$3,737	7,939	7,811

Earnings per share calculations:
Basic and diluted distributed earnings per share:
Class A common stock	$0.21	$0.30	$0.42	$0.52
Basic and diluted earnings (loss) per share:
Class A common stock	$0.10	$0.17	$0.22	$0.38
Class B common stock	$—	$(0.13)	$—	$(0.14)

B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA to Net Income and to Net Cash Provided by Operating Activities

(Dollars in thousands)

(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
	(Dollars in thousands)
Net income	$3,530	$3,737	$7,939	$7,811
Income tax expense	2,165	2,280	4,855	4,767
Interest expense, net	12,908	15,529	25,479	27,654
Depreciation and amortization	3,844	3,405	7,533	5,863
EBITDA	22,447	24,951	45,806	46,095
Income tax expense	(2,165)	(2,280)	(4,855)	(4,767)
Interest expense, net	(12,908)	(15,529)	(25,479)	(27,654)
Deferred income taxes	1,868	1,766	4,045	3,842
Amortization of deferred financing costs	792	832	1,584	1,605
Write off of deferred debt issuance costs	—	1,769	—	1,769
Stock-based compensation expense	358	—	358	—
Changes in assets and liabilities, net of effects of business combination	(9,273)	(4,496)	(9,366)	(9,060)
Net cash provided by operating activities	$1,119	$7,013	$12,093	$11,830

(1)      EBITDA is a measure used by management to measure operating performance.  EBITDA is defined as net income before net interest expense, income taxes, depreciation, and amortization. Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.  We use EBITDA in our business operations, among other things, to evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs. We also present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to service debt and because covenants in our credit facility and the indentures governing the senior notes and the senior subordinated notes contain ratios based on these measures. As a result, internal management reports used during monthly operating reviews feature the EBITDA metric. However, management uses this metric in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on this measure as its only measure of operating performance and liquidity.

EBITDA is not a recognized term under GAAP and does not purport to be an alternative to operating income or net income as an indicator of operating performance or any other GAAP measure. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions, if any, and pay its income taxes and dividends, if any. Rather, EBITDA is a potential indicator of an entity’s ability to fund these cash requirements. EBITDA also is not a complete measure of an entity’s profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses and income taxes. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. However, EBITDA can still be useful in evaluating our performance against our peer companies because management believes this measure provides users with valuable insight into key components of GAAP amounts.